EXHIBIT 99.1

Joel P. Moskowitz	Dan Matsui/Gene Heller
Chief Executive Officer	Silverman Heller Associates
(714) 549-0421 x-261	(310) 208-2550

CERADYNE, INC. RECEIVES $9.1 MILLION CERAMIC BODY ARMOR ORDERS

For U.S. Army and Marines

Costa Mesa, Calif.—September 30, 2005—Ceradyne, Inc. (Company) (Nasdaq: CRDN) received orders totaling $9.1 million for its lightweight ceramic armor systems for the U.S. Army and Marine Corps. Shipments are expected to commence in October 2005 and be completed by February 2006.

The two orders included approximately $4.9 million for the U.S. Army’s ESAPI requirements and approximately $4.2 million for specialty designed body armor for the U.S. Marine Corps.

Joel Moskowitz, Ceradyne chief executive officer, commented: “The increased capacity being brought on stream in Lexington, Kentucky, is anticipated to allow the Company to not only meet its ESAPI requirements but also various other military ceramic armor systems which we believe will be coming up.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this news release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. Other risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as filed with the U.S. Securities and Exchange Commission.

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